FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter Financial Results

PITTSBURGH, Feb. 20, 2020 - The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh or the Bank) today announced unaudited financial results for full year and fourth quarter 2019. The Bank recorded net income of $316.9 million for the year 2019 and $80.9 million for the fourth quarter. The Board of Directors declared dividends of 7.75 percent annualized on activity stock and 4.50 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on Feb. 21, 2020.

Highlights for 2019 include:

•	Net income of $316.9 million

•	Advances at $65.6 billion

•	Total assets of $95.7 billion

•	Retained earnings at $1.3 billion

•	Affordable Housing Program (AHP) Contribution of $37.1 million

“The activity of FHLBank Pittsburgh’s membership and the efforts of our employees generated another solid year for the co-op,” said Winthrop Watson, President and Chief Executive Officer. “These results further strengthen our ongoing mission to help our members support housing finance, community lending and economic growth in the communities they serve.”

Operating Results

The Bank’s net income for 2019 totaled $316.9 million, compared to $347.2 million for 2018. This $30.3 million decrease was primarily driven by lower net interest income, higher other expenses, and lower other noninterest income. Net interest income was $453.8 million for 2019, a decrease of $16.3 million compared to $470.1 million in 2018. Lower net interest income was primarily due to increased interest expense on mandatorily redeemable capital stock (MRCS). Total other expenses in 2019 totaled $101.5 million versus $92.1 million in 2018, reflecting increases in compensation and benefits and technology-related costs. Noninterest income in 2019 was $3.0 million, an $8.0 million decrease compared to $11.0 million in 2018. Lower noninterest income was primarily due to net losses on derivatives and hedging activities, which were partially offset by net gains on investment securities. Overall 2019 performance allowed the Bank to set aside $37.1 million for affordable housing programs.

For the fourth quarter of 2019, net income was $80.9 million, an increase of $2.7 million compared to $78.2 million in the fourth quarter of 2018. Higher net income was primarily due to net gains on derivatives and hedging activities, which was partially offset by net losses on investment securities and lower net interest income in the fourth quarter of 2019.

Balance Sheet Highlights

At Dec. 31, 2019, total assets were $95.7 billion, a decrease of $11.8 billion from $107.5 billion at Dec. 31, 2018. The decrease was primarily due to lower advance activity. Advances totaled $65.6 billion at year-end 2019 compared to $82.5 billion at year-end 2018. Total capital at Dec. 31, 2019, was $4.5 billion, down from $5.4 billion at Dec. 31, 2018. Total retained earnings at Dec. 31, 2019, were flat at $1.3 billion compared to Dec. 31, 2018. Total retained earnings at Dec. 31, 2019, included $415.3 million of restricted retained earnings, compared with $351.9 million of restricted retained earnings at Dec. 31, 2018. At Dec. 31, 2019, FHLBank Pittsburgh had total regulatory capital of $4.7 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 7.75 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 4.50 percent. These dividends will be calculated on stockholders’ average balances during the period Oct. 1, 2019, to Dec. 31, 2019, and credited to stockholders’ accounts on Feb. 21, 2020.

Detailed financial information regarding 2019 results will be available in FHLBank Pittsburgh’s 2019 Annual Report on Form 10-K, which the Bank anticipates filing on March 10, 2020.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.

This document contains “forward-looking statements” -that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the possible discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on the Bank’s LIBOR-based financial products, investments, and contracts; political, legislative, regulatory, litigation, or judicial events or actions; risks related to MBS; changes in the assumptions used to estimate credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; changes in expectations regarding the Bank's payment of dividends; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2019	December 31, 2018
ASSETS:

Cash and due from banks	$21.5	$71.3
Investments	24,572.0	20,076.6
Advances	65,610.1	82,475.5
Mortgage loans held for portfolio, net	5,114.6	4,461.6
All other assets	405.9	401.5
Total assets	$95,724.1	$107,486.5

LIABILITIES:
Consolidated obligations	$89,949.2	$101,195.2
All other liabilities	1,302.1	915.0
Total liabilities	91,251.3	102,110.2

CAPITAL:
Capital stock	$3,055.0	$4,027.3
Retained earnings	1,326.0	1,275.9
Accumulated other comprehensive income	91.8	73.1
Total capital	4,472.8	5,376.3
Total liabilities and capital	$95,724.1	$107,486.5

	For the three months ended December 31,		For the year ended December 31,
Condensed Statement of Income	2019	2018	2019	2018
Total interest income	$560.5	$660.5	$2,687.0	$2,261.4
Total interest expense	456.3	537.2	2,233.2	1,791.3
Net interest income	104.2	123.3	453.8	470.1

Provision (benefit) for credit losses	(0.5)	0.3	1.3	3.1
Gains (losses) on investments	(4.6)	4.7	18.7	(9.7)
Gains (losses) on derivatives and hedging	15.4	(20.5)	(39.8)	(4.5)
All other income	6.2	5.5	24.1	25.2
All other expense	31.1	25.8	101.5	92.1
Income before assessments	90.6	86.9	354.0	385.9

AHP assessment	9.7	8.7	37.1	38.7
Net income	$80.9	$78.2	$316.9	$347.2

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